Exhibit 99.1
Index to Consolidated Financial Statements

Page
Consolidated Financial Statements:
Report of PricewaterhouseCoopers, S.C., Independent Public Accounting Firm, as of December 31, 2004 and for the two years in the period ended December 31, 2004	99-2
Report of KPMG Càrdenas Dosal, S.C., Independent Public Accounting Firm, as of December 31, 2005 and the three months ended March 31, 2005 (“Predecessor”) and nine months ended December 31, 2005 (“Successor”)
99-3
Consolidated Balance Sheets at December 31, 2005 and 2004	99-4
Consolidated Statements of Operations for the three months ended March 31, 2005, nine months ended December 31, 2005 and for the years ended December 31, 2004 and 2003.	99-5
Consolidated Statements of Cash Flows for the three months ended March 31, 2005, nine months ended December 31, 2005 and for the years ended December 31, 2004 and 2003.	99-6
Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2005, nine months ended December 31, 2005 and for the years ended December 31, 2004 and 2003.	99-8
Notes to the Consolidated Financial Statements	99-9

99-1

AUDITOR REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V.
     We have audited the accompanying consolidated balance sheets of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. (the “Company”) and subsidiaries as of December 31, 2004, and the related consolidated statements of income, of cash flows and of changes in stockholders’ equity for each of the two years in the period ended December 31, 2004, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the aforementioned combined and consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of December 31, 2004, and the consolidated results of their operations, their cash flows and the changes in their stockholders’ equity for each of the two years in the period ended December 31, 2004, in conformity accounting principals generally accepted in the United States of America.
/s/ PricewaterhouseCoopers, S.C.

Mexico City, April 16, 2005

99-2

Report of KPMG Càrdenas Dosal, S. C.,
Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Grupo Transportación Ferroviaria Mexicana S.A. de C.V.
We have audited the accompanying consolidated balance sheet of Grupo Transportación Ferroviaria Mexicana, S. A. de C. V. and subsidiaries (“the Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grupo Transportación Ferroviaria Mexicana, S. A. de C. V. and subsidiary as of December 31, 2005, and the consolidated results of their operations, and their cash flows for the three months ended March 31, 2005 (“Predecessor”) and nine months December 31, 2005 (“Successor”), in conformity with U.S. generally accepted accounting principles.
Due to the acquisition of control of the Company by Kansas City Southern on April 1, 2005, the accompanying consolidated financial statements after March 31, 2005 (“Successor”) are presented on a different cost basis than for periods before the change in control and therefore are not comparable to the consolidated financial statements for the years ended December 31, 2004 and 2003 (“Predecessor”). The Company’s consolidated financial statements are separated between “Successor” and “Predecessor” to reflect the Company’s results and financial position before and after the change in control.
KPMG Càrdenas Dosal, S. C.
Mario Fernández
México City as of April 7, 2006.

99-3

GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V. AND
SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands of US dollars, except share data)

	Successor	Predecesor

Assets	2005	2004
Current assets:
Cash and cash equivalents	$7,174	14,245
Accounts receivable, net (note 6)	92,970	106,014
Related company receivable (note 14)	35,843	31,569
Other accounts receivable, net (note 7)	44,640	72,057
Inventories, net (note 8)	18,746	21,738
Other current assets (note 9)	17,613	7,036

Total current assets	216,986	252,659

Non current assets:
Concession value, net (note 10)	1,360,470	1,130,917

Property, machinery and equipment, net (note 11)	593,364	558,669
Investments held in associate company (note 2(a))	37,992	8,060
Deferred charges	16,895	24,573
Other assets	37,324	5,003
Deferred income tax (note 18)	150,598	255,081

Total assets	$2,413,629	2,234,962

	Successor	Predecesor

Liabilities and Stockholders’ Equity	2005	2004
Current liabilities:
Short term debt and capital lease due within one year (note 12)	$4,482	66,749
Interest payable	9,887	4,073
Accounts payable (note 15}	145,178	130,058
Related company payable (note 14)	13,299	3,907
Other current liabilities	22,475	6,615

Total current liabilities	195,321	211,402

Long-term debt (note 12)	903,744	840,195
Liability under association in participation agreement	—	118,688
Deferred statutory profit sharing (note 18)	28,881	—

Other long-term liabilities and deferred credits (note 16)	87,191	25,204

Total long-term liabilities	1,019,816	984,087

Total liabilities	1,215,137	1,195,489

Minority interest (note 2 (p))		234,633

Stockholders’ equity (note 17):
Common stock, 57,350,802 shares authorized, issued without par value	807,008	807,008
Treasury shares	(256,125)	(204,904)
Additional paid in capital	323,935	—
Retained earnings	323,674	219,851

Total stockholders’ equity	1,198,492	804,840

Commitments and contingencies (note 19)

Total liabilities and stockholders’ equity	$2,413,629	2,234,962

See accompanying notes to consolidated financial statements.

99-4

GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V. AND
SUBSIDIARIES
Consolidated Statements of Operations
(Amounts in thousands of US dollars, except per share amounts)

	Successor	Predecessor	Predecessor
	Nine months	Three months
	ended	ended	Year ended
	December 31,	March 31,	December 31,
	2005	2005	2004	2003
Transportation revenues	$547,547	170,088	699,225	698,528

Costs and expenses:
Salaries, wages and employee benefits	95,593	28,782	117,386	121,762
Purchased services	108,703	36,809	165,396	190,344
Fuel, material and supplies	88,888	24,916	89,382	71,843
Statutory profit sharing	41,081	547	(6,556)	(11,528)
Other costs	128,367	30,930	138,830	131,649
Depreciation and amortization	67,689	22,094	88,732	87,166

Total operating expenses	530,321	144,078	593,170	591,236

Operating income	17,226	26,010	106,055	107,292

Interest expense	(76,039)	(27,325)	(112,296)	(112,641)
Interest income	1,111	343	514	1,509
Exchange (loss) gain, net	3,510	183	429	(13,695)

Net financing cost	(71,418)	(26,799)	(111,353)	(124,827)

VAT/Put settlement gain, net (note 5)	141,035	—	—	—
Net (losses) earnings of unconsolidated affiliates (note 2a)	(1,466)	—	41	282

(Loss)/income before income taxes and minority interest	85,377	(789)	(5,257)	(17,253)

Income tax (benefit) expense (note 18)	(557)	(1,109)	4,710	(51,489)

Income (loss) before minority interest	85,934	320	(9,967)	34,236
Minority interest	17,773	(204)	1,621	(6,922)

Net income (loss)	$103,707	116	(8,346)	27,314

     See accompanying notes to consolidated financial statements.

99-5

GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V. AND
SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands of US dollars)

	Successor	Predecessor	Predecessor
	Nine months	Three
	ended	months
	December	ended March	Year Ended
	31,	31,	December 31,
	2005	2005	2004	2003
Operating activities:
Net income (loss) for the year	$103,707	116	(8,346)	27,314

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,689	22,094	88,732	87,166
VAT/Put settlement gain, net	(141,035)	—	—	—
Amortization of discount on senior unsecured debentures and commercial paper	—	—	47	370
Deferred income tax	(557)	(1,109)	(2,920)	(62,252)
Statutory profit sharing	41,081	547	(6,556)	(11,528)
Minority interest	(17,773)	204	(1,621)	6,922
Loss on sale and write-off of properties, net	3,662	723	3,704	2,909
Loss on sale of Mexrail’s shares	—	—	12,221	—
Changes in assets and liabilities:
Accounts receivable	24,390	(10,582)	(12,399)	(10,999)
Accounts receivable to related parties	(13,350)	106	(14,217)	741
Other accounts receivable	23,698	2,954	7,680	21,338
Inventories	6,550	(3,559)	(5,696)	3,568
Other current assets	3,177	(3,051)	(5,792)	(957)
Accounts payable and accrued expenses	(11,354)	28,138	3,717	38,032
Other non-current assets and long-term liabilities	(9,399)	(790)	28,923	(2,960)

Total adjustments	(23,221)	35,675	95,823	72,350

Net cash provided by operating activities	80,486	35,791	87,477	99,664

Investing activities:
Proceeds from sale of Mexrail’s shares net of cash	—	—	27,147	—
Acquisition of property and equipment	(71,982)	(9,212)	(41,143)	(73,121)
Proceeds from sale of equipment	639	238	420	2,390

Net cash used in investing activities	(71,343)	(8,974)	(13,576)	(70,731)

99-6

GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V. AND
SUBSIDIARIES
(Amounts in thousands of US dollars)

	Successor	Predecessor	Predecessor
	Nine months	Three
	ended	months
	December	ended March	Year Ended
	31,	31,	December 31,
	2005	2005	2004	2003
Financing activities:
Proceeds from commercial paper	—	—	20,000	—
Proceeds from senior notes	460,000	—	—	—
Payments under senior discount debentures	(443,500)	—	—	—
Payments under commercial paper	—	—	(10,000)	(37,001)
Payment of term loan facility	(98,550)	(35,520)	(71,129)	(18,286)
Payments under capital lease obligations	(293)	(18)	(339)	(298)
Proceeds of bridge loan	30,993	—	—	—
Payments of bridge loan	(30,993)	—	—	—
Proceeds from new credit agreement	111,640	—	—	—
Payment of new credit agreement	(9,714)	—	—	—
Debt issuance cost	(14,040)	—	(1,785)	—
Loan to related party	(13,036)	—	—	—

Net cash provided by (used in) financing activities	(7,493)	(35,538)	(63,253)	(55,585)

(Decrease) increase in cash and cash equivalents	1,650	(8,721)	10,648	(26,652)

Cash and cash equivalents:
At beginning of the year/period	5,524	14,245	3,597	30,249
At end of the year/period	7,174	5,524	14,245	3,597

Supplemental information:
Cash paid during the year for interest	$83,561	2,012	97,604	98,626

Assets acquired through capital lease obligation	$—	—	—	120

See accompanying notes to consolidated financial statements.

99-7

GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED
(Amounts in thousands of US dollars)

			Additional
	Common	Treasury	paid in	Retained
Predecessor:	stock	shares	capital	earnings	Total

Balances at December 31, 2002	$807,008	(204,904)	(17,115)	200,883	785,872

Net income for the year	—	—	—	27,314	27,314

Balances at December 31, 2003	$807,008	(204,904)	(17,115)	228,197	813,186

Net loss for the year	—	—	—	(8,346)	(8,346)

Balances at December 31, 2004	$807,008	(204,904)	(17,115)	219,851	804,840

Net income for the year for the period	—	—	—	116	116

Balances at March 31, 2005	$807,008	(204,904)	(17,115)	219,967	804,956
Successor:
Push down of additional basis from aquisition by shareholders	—	—	289,829	—	289,829

Treasury shares received from the Government related to the VAT/PUT settlement	—	(51,221)	51,221	—	—

Net income for the period	—	—	—	103,707	103,707

Balances at December 31, 2005	$807,008	(256,125)	323,935	323,674	1,198,492

See accompanying notes to consolidated financial statements.

99-8

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2005 and 2004 and for
the three months ended March 31, 2005, and for the
nine months ended December 31, 2005
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except per share amounts)
(1)	Description of the Company and its subsidiary

Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. (“Grupo TFM” or the Company) was incorporated on July 12, 1996. In December 1996, Grupo TFM was awarded the right to acquire (the “Acquisition”) an 80% interest in KCSM, S.A. de C.V. (“KCSM”) (formerly known as TFM, S.A. de C.V.) (“KCSM”), formerly Ferrocarril del Noreste, S.A. de C.V. pursuant to a stock purchase agreement.

Grupo TFM is a non-operating holding company with no material assets or operations other than its investment in the Company and Arrendadora TFM, S. A. de C. V. (“Arrendadora TFM”).

Arrendadora TFM S.A. de C.V. (“Arrendadora TFM”) 98% owned subsidiary was incorporated on September 27, 2002 under the Mexican Law regulations and its only operation is the leasing to KCSM of the locomotives and freight cars acquired through the privatization previously transferred by KCSM (locomotives in 2002 and cars in 2003). Arrendadora TFM is a subsidiary of KCSM.

KCSM lines form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. KCSM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lázaro Cárdenas, Veracruz and Támpico and the Mexican/United States border crossings of Nuevo Laredo, Tamaulipas-Laredo, Texas and Matamoros-Brownsville, Texas.

99-9

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Mexrail, Inc. — On February 27, 2002, Grupo TMM S.A. de C.V. or, “Grupo TMM” and Kansas City Southern, or KCS announced that they had agreed to sell Mexrail Inc. (a US company), and its wholly owned subsidiary, the Texas Mexican Railway Co., “TEXMEX” to KCSM for an aggregate price of $64 million ($32.6 million to Grupo TMM and $31.4 million to KCS). The sale was completed on March 27, 2002 and the purchase price was paid by crediting an account receivable amounting to $20,000 due from Grupo TMM, and the remaining balance of $44,000 was paid in cash. As a result, Mexrail, Inc., with its wholly owned subsidiary, the Tex-Mex Railway, became wholly owned subsidiaries of KCSM.
The purchase of Mexrail by KCSM was recorded as purchase accounting with partial fair value step-up (49%), being recognized for the assets and liabilities being acquired for the portion deemed purchased from KCS. Thus, excess amount was recorded as an increase of fixed assets of $20,557 and a corresponding deferred income tax liability for $9,249. The portion sold by Grupo TMM to KCSM (51%) was accounted for on a historical carryover basis since both Mexrail and KCSM were under the common control of Grupo TMM.
On May 9, 2003, KCSM sold a 51% interest in Mexrail, Inc. to KCS for $32.6 million. Within two years of the date of this agreement, KCSM had the right to repurchase all of the shares from KCS at any time for an amount equal to the purchase price. Since the sale was conditional on obtaining approval of the transaction by the U.S. Safety Transportation Board (“STB”), KCSM recognized a liability for the net present value of the purchase price. Proceeds from the sale were re-invested in KCSM. In September 2003, KCSM reacquired for $32.6 million the shares previously transferred to KCS.

99-10

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Grupo TMM and KCSM entered into a new Stock Purchase Agreement on August 16, 2004 (“New Mexrail Stock Purchase Agreement”). Pursuant to the terms of the agreement, KCS purchased from KCSM 51% of the outstanding shares of Mexrail, Inc., for $32.7 million, and placed these shares into trust pending STB approval. KCSM did not have any right to repurchase the Mexrail shares sold to KCS and KCS.
As of December 31, 2004, substantially all of the receivable from related parties relates to the acquisition of the Company’s interest in Mexrail under the terms of the Mexrail Stock Purchase Agreement. Under the terms of that agreement, KCS had an option to purchase the remaining shares of Mexrail owned by KCSM at a price of $31.4 million. Among other conditions, the agreement provided that if KCS did not exercise the purchase option, or otherwise acquire direct or indirect ownership of the remaining 49% interest, the purchase option would become an obligation on October 31, 2005. With the completion of the acquisition of Grupo TFM, the Company has indirect ownership of Grupo TFM’s remaining 49% interest in Mexrail which effectively extinguished the purchase option. At December 31, 2005, the results of Grupo TFM and Mexrail are presented in an equity method which amounted to $4.3 million from September 2004 to December 2005.
Mexico Valley Railroad and Terminal, or (“FTVM”), was incorporated as a sociedad anónima de capital variable. The corporate purpose of the company is to provide railroad services as well ancillary services, including those related to interchange, switching and haulage services. KCSM holds 25% of the share capital of this company . The other shareholders of the company, each holding 25% are Ferromex, Ferrosur and the Mexican Government. Ferrosur and Ferromex are currently under the common control of Grupo Mexico, S.A. de C.V. (“Grupo Mexico”).
On April 1, 2005, KCS completed the acquisition from Grupo TMM of all of its shares of Grupo TFM, giving KCS ownership of 75.4% of the outstanding shares of Grupo TFM (100% of the shares entitled to full voting rights). As of April 1, 2005, Grupo TFM owned 80% of our outstanding share capital (which represents all of our shares with full voting rights), while the remaining 20% (with limited voting rights) was owned by the Mexican government. Accordingly, KCS became our controlling stockholder through its ownership of Grupo TFM.

99-11

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
On September 12, 2005, we, Grupo TFM, and KCS, along with Grupo TMM, entered into a settlement agreement with the Mexican government resolving certain disputes and controversies between the companies and the Mexican government concerning the payment of a value added tax, or VAT, refund to us and the purchase of our remaining shares owned by the Mexican government. As a result of this settlement, KCS and its subsidiaries now own 100% of Grupo TFM and us, and the Mexican government’s remaining 20% ownership interest in us has been eliminated; the potential obligation of KCS, Grupo TFM and Grupo TMM to acquire the Mexican government’s remaining 20% interest in us has been eliminated; and the legal obligation of the Mexican government to issue the VAT refund to us has been satisfied.

Basis of presentation

Due to the acquisition of Grupo TFM by KCS on April 1, 2005, as mentioned in note 4, and the effects of the push down accounting to the Company, the consolidated financial statements included herein are not comparable to the financial statements for periods prior to April 1, 2005. The Company’s consolidated financial statements are separated between “Successor” and Predecessor” to reflect the Company’s results and financial position before and after the change in control. For the three months ended March 31, 2005 and the nine months ended December 31, 2005, the consolidated financial statements include the effects of the push down of the purchase accounting allocation of the Company by KCS, as more fully described in note 5.

(2)	Summary of significant accounting policies-

Following the acquisition by KCS on April 1, 2005, Grupo TFM and its subsidiaries have prepared the accompanying consolidated financial statements in accordance with Generally Accepted Accounting Principles in the United States of America, or (“U.S. GAAP”). The Company had previously prepared its consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS. The Company continues to evaluate its accounting policies and practices compared to those used by KCS and may make refinements to such policies and practices.

99-12

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
The most significant accounting policies are described below.

(a)	Consolidation-

The consolidated financial statements include subsidiaries which are fully consolidated from the date on which control is transferred to Grupo TFM.

Subsidiaries-

Subsidiaries are all entities over which Grupo TFM has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. They are de-consolidated from the date that control ceases. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, without considering of the extent of any minority interest.

All intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by Grupo TFM.

Associates-

Associates are all entities over which Grupo TFM has significant influence but not control, generally representing shareholding between 20% and 50% of the voting rights. Investments in associates are accounted for by the equity method of accounting and are initially recognized at cost.

KCSM’s 25% interest in Mexico City Rail Terminal, or FTVM is accounted for using the equity method of accounting.

99-13

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
When Grupo TFM’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealized gains on transactions between Grupo TFM and its associates are eliminated to the extent of Grupo TFM’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

(b)	Foreign currency translation-

Although Grupo TFM and its subsidiaries are required to maintain their books and records in Mexican pesos (“Ps”) for tax purposes, (except Mexrail and its subsidiary until August 2004), Grupo TFM and subsidiaries keep records and use the US dollar as their functional and reporting currency, as the US dollar is the currency that reflects the economic substance of the underlying events and circumstances relevant to the entity.

Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non-monetary assets or liabilities, capital stock transactions and minority interest originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Depreciation and amortization of non-monetary assets are recorded using the historical cost in US dollars.

(c)	Cash and cash equivalents-

Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months.

99-14

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(d)	Accounts receivable-

Accounts receivable are carried at original invoice amount less an allowance for these receivables. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on the historical write-off and collection experience and thorough analysis of each case.

(e)	Inventories-

Inventories consist mainly of materials and supplies, fuel and items for maintenance of property, machinery and equipment and are valued at the lower of the average cost and net realizable value.

(f)	Concession rights and related assets-

Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized over the estimated useful lives of the related assets and rights acquired. The initial purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process based on their estimated fair value and has been adjusted as described in note 10.

The assets acquired and liabilities assumed include:
(i)	The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, freight cars and materials and supplies;

(ii)	The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the KCSM lines;

(iii)	The 25% equity interest in the company established to operate FTVM facilities; and

(iv)	Capital lease obligations assumed.

99-15

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Replacements and improvements to concession assets are capitalized when incurred and are included in property and equipment.

(g)	Property, machinery and equipment-

Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Prior to April, 2005 depreciation is calculated using the straight-line method based on the estimated useful lives of the respective fixed assets.

Concession replacements and improvements are stated at cost. Major repairs and track rehabilitation are capitalized. Amortization is calculated using the straight-line method based on the estimated useful lives of the respective improvements or, the term of the concession, if shorter.

Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of rebuilding locomotives is capitalized once the expenditure is incurred and is amortized over the period in which benefits are expected to be received (estimated to be eight years).

As a result of the acquisition by KCS on April 1, 2005, during the third quarter of 2005, the Company adopted KCS capitalization policy/group method of depreciation. Under group method of depreciation, normal retirements reflected as reductions accumulated depreciation which following adoption resulted in a $4.5 million reduction in expenses from April 1 to December 31, 2005. During the year ended December 31, 2005, the Company engaged a civil engineering firm with expertise in railway property usage to conduct an analysis to evaluate depreciation rates for properties and equipment. The analysis centered on evaluating actual historical replacement patterns to assess future lives and indicated that we were depreciating its property over shorter periods than we actually utilize the assets. As a result, depreciation expense recorded in the fourth quarter of 2005 reflected and adjustment totaling $5.5 million, to reduce depreciation expense as recorded in the second and third quarters of 2005. Concession rights and related assets are amortized over the shorter of their remaining useful life as determined by our depreciation review.

(h)	Long-lived assets-

The Company evaluates the recoverability of its operating properties when there is an indication that an asset value has been impaired.

99-16

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
The measurement of possible impairment is based primarily on the ability to recover the carrying value of the asset from expected future operating cash flows related to the assets on an undiscounted basis. At December 31, 2005, there were no assets which required an impairment adjustment.

(i)	Fair value of financial instruments

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate to the carrying values because of the short maturity of these financial instruments.

The related fair value based on the quoted market prices for the senior notes due 2007 at December 31, 2005 and 2004, was $158,250 and $159,750, respectively. The related fair value based on the quoted market prices for the senior notes due 2012 at December 31, 2005 and 2004, was $196,200 and $209,700, respectively. The related fair value based on the quoted market prices for the senior notes due May 2012 at December 31, 2005, was $503,700. The fair value based on the quoted market prices for the First Amended and Restated Credit Agreement (“FARCA”) and Senior Discount Debentures at December 31, 2004 was $133,685 and $451,816, respectively.

(j)	Deferred income taxes-

Deferred income taxes are provided using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

Deferred tax assets are recognized to the extent that it is more likely than not that future taxable profit, against which the temporary differences can be utilized, will be available.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

99-17

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(k)	Employees’ statutory profit sharing-

Employees’ statutory profit sharing is determined at the statutory rate of ten percent (10%) of taxable income, adjusted as prescribed by Mexican law and included in the operating expenses.

KCSM is subject to employees’ statutory profit sharing requirements under Mexican law and calculates profit sharing liability as 10% of KCSM net taxable income. Under U.S. GAAP, employees’ statutory profit sharing is an operating expense. In calculating its net taxable income for statutory profit sharing purposes, KCSM previously deducted Net Operating Losses (“NOL”) carryforwards. The application of NOL carryforwards can result in a deferred profit sharing asset for a given period instead of a profit sharing liability. The Mexican tax authorities had challenged the calculation of statutory profit sharing liabilities in the late 1990s, but the Company prevailed with a Mexican Fiscal Court ruling in 1999 followed by a Tax Authority Release acknowledging the ability to continue to calculate statutory profit sharing the way the Company had been, including the deduction of NOL carryforwards in the calculation of net taxable income for statutory profit sharing purposes. However, since a technical amendment to the Mexican tax law in 2002, the Mexican tax authorities have objected to the deduction of NOL carryforwards in the calculation of net taxable income for statutory profit sharing purposes following such amendment, which objection the Company has challenged in court.

Due to a series of decisions in 2005 by the Mexican Supreme Court declaring that NOLs from previous years may not be deducted, KCSM changed the method of calculating its statutory profit sharing liability. KCSM no longer deducts NOLs from prior years when calculating employees’ statutory profit sharing. This change required KCSM to write off its deferred tax assets related to statutory profit sharing resulting in a charge to operating expenses of $35.6 million, after purchase accounting adjustments.

(l)	Borrowings-

Borrowings are recognized at the face amount of the debt issued, minus any discount or plus any premium. Borrowings are subsequently stated at amortized cost using the effective yield method. Discounts, premiums and transaction costs associated with the issuance of the debt are amortized and recognized in the consolidated statement of operations as interest expense over the period of the borrowings.

(m)	Seniority premiums.

Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. At December 31, 2005 and 2004, the Company had a provision of $1.2 million and $1.0 million, respectively, which is included in other non-current liabilities in the consolidated balance sheets.

99-18

Other compensation based on length of service to which employees may be entitled in the event of dismissal, in accordance with the Mexican Federal Law, is charged to expense in the year in which they become payable.

(n)	Revenue recognition-

The Company recognizes freight revenue based upon the percentage of completion of a commodity movement. Other revenues, in general, are recognized when the product is shipped, as services are performed or contractual obligations fulfilled.

99-19

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(o)	Leases-

Leases of property, machinery and equipment where KCSM has assumed substantially all of the risks and rewards of ownership are classified as capital leases under SFAS No. 13. Capital leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the consolidated finance balance outstanding. The interest element of the finance cost is charged to the statement of operations over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Leases where the lessor retains a significant portion of the risks and rewards of ownership are classified as operating leases under SFAS No. 13. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the period of the lease.

(p)	Minority interest-

Minority interest reflects the Mexican government’s 20% ownership of KCSM which includes its 4.9% indirect ownership interest in Grupo TFM through KCSM through the date of the VAT/Put Settlement. In connection with the VAT/Put Settlement dated on September 12, 2005, the Minority interest has been eliminated.

(q)	Net income (loss) per share-

Net income (loss) per share is calculated based on the weighted average number of shares outstanding during the period. There are no potentially dilutive instruments outstanding, therefore basic and diluted earnings per share are the same.

99-20

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(r)	Use of estimates-

The preparation of the consolidated financial statements requires management to make earnings estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

(s)	Accruals-

Based on management’s estimates, accruals for claims from customers for merchandise damaged during transportation, legal claims and property damage claims as a result of derailments are recognized, net of expected insurance recoveries, when Grupo TFM has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation.

(t)	Share capital-

Grupo TFM has two classes of outstanding capital stock: Series A Shares and Series L Shares. All of the shares of the capital stock of Grupo TFM currently outstanding are fully paid and non-assessable.

Series L Shares may represent up to 25.0% of the total amount of the capital stock of Grupo TFM. Series A Shares are common, full-voting and nominative shares of the capital stock, without par value. Series L Shares have limited voting rights, without par value, and may only be representative of the variable portion of the capital stock of Grupo TFM.

Incremental costs directly attributable to the issuance of new shares are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issuance of new shares or options, for the acquisition of a business, are included in the cost of acquisition as part of the purchase consideration.

99-21

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Where any subsidiary purchases Grupo TFM equity share capital (Treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from equity attributable to the equity holders until the shares are cancelled, reissued or disposed off. Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the equity holders.

(u)	Financial instruments and hedging activities-

Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently are recognized at their fair value. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. The Company may occasionally designate certain derivatives as either (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), or (2) a hedge of a forecasted transaction or of a firm commitment (cash flow hedge).

Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the statement of operations, along with any changes in the fair value of the hedged asset or liability that is attributable to the hedged risk.

Changes in the fair value of derivatives that are designated and qualify as cash flow hedges and that are highly effective, are recognized in equity. Where the forecasted transaction or firm commitment results in the recognition of an asset (for example, property, machinery and equipment) or of a liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability.

Otherwise, amounts deferred in equity are transferred to the statement of operations and classified as revenue or expense in the same periods during which the hedged firm commitment or forecasted transaction affects the statement of operations (for example, when the forecasted sale takes place).

99-22

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(v)	Segments-

Grupo TFM is organized into one business segment (railways) and operates in one geographical segment (México).

(w)	Financial risk management-

Foreign exchange risk — Grupo TFM operates foreign transactions and is exposed to foreign currency exchange rate risk arising from exposure primarily with respect to the Mexican peso. KCSM occasionally enters into derivative instruments to cover a portion of this risk. These contracts meet Grupo TFM’s policy for financial risk management, however, they do not meet the conditions to qualify for hedge accounting. Consequently, the instruments are marked to market and accordingly, gains and losses related to such transactions are recognized in the statement of operations.

Interest-rate risk — Grupo TFM’s income and operating cash flows are substantially independent of changes in market interest rates. The interest rates of the capital leases to which Grupo TFM is a lessee are fixed at the inception of the lease. Grupo TFM’s policy is to maintain at least 75% of its borrowings in fixed-rate instruments. At year end December 31, 2005 and 2004, 89% and 85%, respectively of borrowings were at fixed rates.

(x)	Concentration of risk-

Over 16.2% of KCSM’s transportation revenues are generated by the automotive industry, which is made up of a relatively small number of customers. In addition, KCSM’s largest customer accounted for approximately 7.5% of its transportation revenues in 2005. KCSM performs ongoing credit valuations of its customers’ financial conditions and maintains a provision for allowance of those receivables. As of December 31, 2005, the Company has no customers which represents more than 10% of its revenues.

99-23

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(3)	New accounting pronouncements-

In December 2004, the Financial Accounting Standards Board, or FASB, revised SFAS No. 123R, Accounting for Stock Based Compensation, or SFAS 123R. The revision established standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, Statement of Cash Flows, to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. Effective April 21, 2005, SFAS 123R was amended to change the effective date to the first interim or annual reporting period of the registrants first fiscal year beginning after June 15, 2005. This Financial Accounting Standard is non applicable to KCSM, because the Company does not have any stock compensation plans.

In May 2005, the FASB issued FASB No. 154, Accounting Changes and Error Corrections. Statement 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirement specific to a newly adopted accounting principle. This statement will be effective for the Company of all accounting changes and any error corrections occurring after January 1, 2006.

99-24

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(4)	Change in Control-

On April 1, 2005, KCS and Grupo TMM S.A.. (“Grupo TMM”), completed a transaction under which KCS acquired control of Grupo TFM through the purchase of shares of the common stock of Grupo TFM belonging to Grupo TMM, representing a 48.5% effective interest (51% of the shares of Grupo TFM entitled to full voting rights) (“the Acquisition Agreement”).

As a result of the acquisition and the subsequent purchase and reduction of the Mexican government’s ownership of KCSM, KCS has controlled KCSM since April 1, 2005 and indirectly owned 100% of the common stock of the Company since September 12, 2005.

(5)	Push down accounting-

April 1, 2005 — Acquisition Agreement. On December 15, 2004, KCS entered into the Amended and Restated Acquisition Agreement (the “Acquisition Agreement”) with TMM and other parties under which KCS would acquire control of KCSM through the purchase of shares of common stock of Grupo TFM. At the time, Grupo TFM held an 80% interest in KCSM and all of the shares of stock with full voting rights of KCSM. The remaining 20% economic interest in KCSM was owned by the Mexican government in the form of shares with limited voting rights.

Under the terms of the Acquisition Agreement, KCS acquired all of TMM’s 48.5% effective interest in Grupo TFM on April 1, 2005 in exchange for $200.0 million in cash, 18 million shares of KCS common stock, and two-year promissory notes in the aggregate amount of $47.0 million (the “Escrow Notes”), as well as $27.5 million in transaction costs for a total purchase price of $594.3 million. The $47.0 million Escrow Notes are subject to reduction pursuant to the indemnification provisions of the Acquisition Agreement for certain potential losses related to breaches of certain representations, warranties, or covenants in the Acquisition Agreement or claims relating thereto, or under other conditions specified in the Indemnity Escrow Agreement.

In exchange for the purchase price of $594.3 million, KCS acquired 48.5% of Grupo TFM (or 38.8% of KCSM). On a preliminary basis, the excess of purchase price over the historical book value of the assets resulted in a net increase in the basis of the assets of approximately $199.6 million. As a result of the ongoing valuation of certain assets and liabilities, during the fourth quarter of 2005, Grupo TFM and KCSM, recognized changes to the preliminary allocation of purchase price, which was pushed down by KCS. In addition, the KCS purchase price was increased by $4.4 million, relating primarily to an increase in the estimates for severance and relocation costs.

In connection with the evaluation of the fair values of the assets and liabilities of Grupo TFM, certain assets were identified as having little or no value to KCS as the acquiring company. Because KCS acquired only 48.5% of Grupo TFM (or 38.8% of KCSM) in this transaction, the allocation of the excess purchase price over book value of net assets was limited to the acquired percentage. Accordingly, a reduction in the assets of Grupo TFM was limited to acquired percentage and any residual was charged to expense. Grupo TFM operating expenses include $39.5 million relating to decreases in the basis of certain assets, the most significant of which was the write off of deferred employee profit sharing asset of approximately $35.6 million as a result of recent legal rulings in Mexico.

99-25

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
     September 12, 2005 Completion of VAT/ Put Settlement. On September 12, 2005, the Company and its subsidiaries, KCSM and Grupo TFM, along with TMM, entered into a settlement agreement with the Mexican government, resolving the controversies and disputes between the companies and the Mexican government concerning the payment of a value added tax (“VAT”) refund to KCSM and the obligation (“Put”) to purchase the remaining shares of KCSM owned by the Mexican government (the “VAT/ Put Settlement”). As a result of the VAT/ Put Settlement, KCS and its subsidiaries now own 100% of Grupo TFM and KCSM; the potential obligation of KCS, Grupo TFM and TMM to acquire the Mexican government’s remaining 20% ownership of KCSM has been eliminated; and the legal obligation of the Mexican government to issue the VAT refund to KCSM has been satisfied. There was no cash exchanged between the parties to the settlement agreement. In addition, the parties entered into mutual releases of all existing and potential claims relating to the VAT refund and the Put obligation, and entered into an agreement to dismiss all of the existing litigation between the parties.
     The VAT/ Put Settlement had two separate impacts — first, the resolution of a preacquisition contingency related to the April 1, 2005 transaction and second, KCSM’s acquisition of the minority interest held by the Mexican government.

Resolution of pre-acquisition contingencies.
     Both the VAT refund claim and the Mexican government’s put rights were pre-acquisition contingencies. Accordingly, the impact of the acquired asset and the resulting liability has been reflected as adjustments to the preliminary purchase accounting described above. Because there is no market for Grupo TFM stock, management assessed the fair value of the government’s shares acquired in the settlement to be properly estimated as the pro rata equivalent of the fair value of Grupo TFM stock paid to TMM under the Acquisition Agreement. Based on this assessment, the fair value of the Mexican government’s shares was determined to be $305.5 million.
     Under the terms of the Acquisition Agreement, KCS acquired TMM’s 51% interest in the VAT refund claim as settled. Accordingly, the preliminary purchase accounting for the Grupo TFM acquisition has been adjusted to reflect as an asset the fair value of the acquisition of TMM’s proportionate share of the VAT refund claim of $155.8 million.
      In accordance with the Acquisition Agreement, a contingent payment of additional purchase price of $110.0 million became payable to TMM as a result of the final resolution of the VAT Claim and Put, which will be settled in three parts: (i) $35.0 million in stock (shares to be determined based on the VWAP 20 days prior to the final resolution of the VAT Claim and Put, as defined in the Acquisition Agreement); (ii) $35.0 million in cash at time of final resolution of the VAT Claim and Put, as defined in the Acquisition Agreement; and (iii) the deposit into escrow of a note in the amount of up to an additional $40.0 million payable in cash or stock (shares to be determined in accordance with the provisions of the Acquisition Agreement) payable no more than five years from the final closing date (April  1, 2005). The liability is non-interest bearing, therefore it has been recorded at its present value based on a 5.0% discount rate, consistent with the stated rate of similar interest bearing notes in the Acquisition Agreement.
      The remaining fair value of the Mexican government’s shares obtained in the VAT/ Put Settlement, approximately $149.7 million, is attributable to the previously existing 49% KCS interest in Grupo TFM and has been recorded as nonoperating income and is presented net of applicable legal, consulting and other fees of approximately $8.7 million, which became payable on final resolution of the VAT Claim and Put. The VAT/ Put settlement gain was not taxable in Mexico. The Company believes, based upon opinions of outside legal counsel and other factors, that the VAT/ Put Settlement should not be taxable to KCS for U.S. income tax purposes. Such position has not been examined by the taxing authority and it is possible that this position could be challenged. The amount of such tax would be material; however the Company believes that it would have the right to indemnification under the terms of the Acquisition Agreement.

99-26

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)

KCSM Acquisition of Mexican government Shares.
     In connection with the VAT/ Put Settlement, the acquisition of the Mexican government’s interest was accounted for as a purchase. The aggregate carrying value of $375.6 million for the Mexican government shares (23.9% effective ownership — consisting of minority interest of $256.9 million and the Association in Participation Agreement with a book value of $118.7 million) exceeded the estimated fair value of this interest of $305.5 million representing the purchase price.

Purchase Price Allocation
     Significant components of the allocation of the excess of the purchase price over the carrying value of the net assets acquired, including both the April 1, 2005 and the September 12, 2005 acquisitions are as follows:

Increase in current assets	$11.0
Decrease in property and equipment	(34.8)
Increase in concession assets	285.4
Decrease in deferred income tax	(86.9)
Increase in non-current assets	83.6
Increase in current liabilities	(15.3)
Increase in non-current liabilities	(95.9)

Total	$147.1

      The allocation of the purchase price above reflects preliminary estimates to various amounts that are subject to change as the Company obtains additional information relating to the fair values of assets and liabilities of Grupo TFM. The preliminary purchase price allocation reflects $15.3 million relating to estimated severance and relocation costs. During the nine months ended December 31, 2005 the Company has expended $5.4 million, with $9.9 million left to disburse.
      In addition, the existing excess in the carrying value of the Company’s investment over the book value of Grupo TFM ($13.7 million) was recorded as an addition to property, plant and equipment, and concession assets.

99-27

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the dates of acquisition as adjusted for the above impacts (dollars in millions):

Current assets	$269.2
Property, plant and equipment	524.7
Concession rights	1,380.0
Other assets	219.5

Total assets acquired	$2,393.4

Current liabilities	$288.3
Long-term debt acquired	802.6
Other liabilities	112.6
Minority Interest	—

Total liabilities acquired	$1,203.5

     The allocation of the purchase price above reflects preliminary estimates to various amounts which are subject to change as the Company obtains additional information relating to the fair values of assets and liabilities of Grupo TFM.

Deferred Assets and Liabilities.
     In connection with the Acquisition, KCS assessed the fair value of KCSM’s long term contractual relationships including, debt, locomotive and railcar leases and maintenance contracts for locomotives. As a result of the amortization of the deferred credits and deferred charges, for the nine months ended December 31, 2005 KCSM recognized an increase in equipment cost of $5.6 million and reductions of purchased services expense and interest cost of $4.8 million and $2.3 million, respectively. Fair value was determined based on current market rates and other management estimates. Accordingly, KCS have recorded necessary valuation reserves for the related contracts which are reflected in the December 31, 2005 consolidated financial statements.

99-28

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(6)	Accounts receivable-

	2005	2004
Accounts receivable	$105,968	109,885
Allowance for doubtful accounts	(12,998)	(3,871)

	$92,970	106,014

(7) Other accounts receivable-

	2005	2004
Special tax on production and services	$531	27,700
Recoverable income tax	6,097	14,119
Service to foreign railroads	11,386	12,150
Car repairs	11,830	8,701
Insurance claims	5,154	3,670
Helm Financial Corporation (from the sale of fixed assets)	2,873	3,600
Value added tax	4,829	83
Other	1,940	2,034

	$44,640	72,057

99-29

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(8) Inventories-

	2005	2004
Materials and supplies	$20,096	19,994
Locomotive fuel stock	2,119	2,603
Inventory reserve	(3,469)	(859)

	$18,746	21,738

(9) Other current assets-

	2005	2004
Fair value adjustment related to push down accounting	$11,356	—
Prepaid expenses	2,938	3,413
Advance to suppliers	2,154	1,623
Prepaid insurance premiums	1,165	2,000

	$17,613	7,036

(10) Concession value-
In December 1996, the Mexican Government (the “Government”), granted KCSM the Concession, (the “Concession”), to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of up to fifty years. Under the terms of the Concession, KCSM has the right to use and is obligated to maintain the right of way, track structure, buildings and related maintenance facilities to the operational standards specified in the concession agreement and to return the assets in that condition at the end of the concession period.

99-30

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Concession rights and related assets are summarized below:
As a result of the acquisition by KCS on April 1, 2005, during the third quarter of 2005, the Company adopted KCS capitalization policy/group method of amortization. Under group method of amortization, normal retirements are reflected as reductions accumulated amortization which following adoption resulted in a $3.7 million reduction in expense from April 1 to December 31, 2005. During the year ended December 31, 2005, the Company engaged a civil engineering firm with expertise in railway property usage to conduct an analysis to evaluate amortization rates for concession rights and related assets. The analysis centered on evaluating actual historical replacement patterns to assess future lives and indicated that we were amortizating its concession over longest periods than we actually utilize the assets. The effect of this change in estimate on net income was approximately $9.8 million of expense, net of tax of $3.4 million, for the nine months ended December 31, 2005. In April 1, 2005, the Company presented the values of concession rights and related assets net of the accumulated amortization, since that date the Company commenced its amortization using the new rates.

	2005	2004
Land	$132,812	132,878
Buildings	27,833	33,113
Bridges	85,377	75,350
Tunnels	104,341	94,043
Rail	230,949	317,268
Concrete and wood ties	78,884	137,351
Yards	119,708	106,174
Ballast	62,878	107,189
Grading	502,478	391,808
Culverts	14,098	14,942
Signals	1,066	1,418
Others	41,243	57,537

	1,401,667	1,469,071

Accumulated amortization (1)	(41,197)	(338,154)

Total concession rights and related assets — net	$1,360,470	1,130,917

Amortization of concession rights were $9,888, $36,914, $39,630, and $41,070 for the three months ended March 31, 2005, for the nine months ended December 31, 2005 and for the years ended December 31, 2004 and 2003, respectively.

(1)	This amortization is for the nine months ended December 31, 2005.

99-31

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(11)	Property, machinery and equipment-net-
Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by FNM. The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 19). Legal title to the purchased assets was transferred to KCSM at that time. Property, machinery and equipment comprise the following:
As a result of the acquisition by KCS on April 1, 2005, during the third quarter of 2005, the Company adopted KCS capitalization policy/group method of amortization. Under group method of depreciation, normal retirements are reflected as reductions accumulated depreciation which following adoption resulted in a $0.8 million reduction in expense from April 1 to December 31, 2005. During the year ended December 31, 2005, the Company engaged a civil engineering firm with expertise in railway property usage to conduct an analysis to evaluate depreciation rates for concession rights and related assets. The analysis centered on evaluating actual historical replacement patterns to assess future lives and indicated that we were amortizating its concession over longest periods than we actually utilize the assets. The effect of this change in estimate on net income was approximately $18.1 million of benefit, net of tax of $5.2 million, for the nine months ended December 31, 2005. In April 1, 2005, the Company presented the values of property, machinery and equipment net of the accumulated depreciation, since that date the Company commenced its depreciation using the new rates.

	2005	2004
Locomotives	$30,320	174,939
Freight cars	62,925	87,136
Machinery of workshop	4,840	17,651
Machinery of road	25,872	34,517
Terminal and other equipment	64,598	73,837
Track improvement	262,605	288,065
Buildings	5,415	5,283
Overhaul	76,310	94,191

	532,885	775,619

Accumulated depreciation (2)	(21,816)	(259,425)

	511,069	516,194
Land (1)	52,144	26,907
Construction in progress	30,151	15,568

Total properties machinery and equipment — net	$593,364	558,669

(1)	Includes land under capital lease amounting to $2,981 and $2,981 in 2005 and 2004, respectively.

(2)	This depreciation is for the nine months ended December 31, 2005.

(3)	Depreciation of property, machinery and equipment was $12,070, $22,250, $46,871 and $46,957 for the three months ended March 31, 2005, for the nine months ended December 31, 2005 and for the years ended December 31, 2004 and 2003, respectively.

99-32

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(12) Debt-

	2005	2004
Short-term debt:

First Amended and Restated Credit Agreement (1)	$—	66,376
Capital lease	314	373
Current portion of fair value adjustment arising from push down accounting	4,168	—

Total short-term debt and capital lease	$4,482	66,749

Long-term debt:

Senior notes due 2007 (2)	$150,000	150,000
Senior discount debentures (3)	—	443,500
Senior notes due 2012 (5)	460,000	—
Senior notes due 2012 (4)	178,383	178,131
Term loan 2007 (6)	102,142
First Amended and Restated Credit Agreement (1)	—	67,309
Capital lease	958	1,255

	891,483	840,195
Non-current portion of fair value adjustment arising from purchase accounting	12,261	—

Total long term debt and capital leases	$903,744	840,195

99-33

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(1)	First Amended and Restated Credit Agreement due 2006 (“FARCA”) —
On June 24, 2004 the Company concluded negotiating with its lender for the amendments to the Term Loan and also the refinancing of its Commercial Paper Program to extend the final maturity date to September 17, 2006. Under the amendment, both facilities are comprised under one single term loan named First Amended and Restated Credit Agreement (FARCA). Amounts outstanding under the FARCA facility are secured by a first priority conditional pledge on the locomotives and other rolling stock owned by Arrendadora TFM.
The FARCA is a two year term loan in the amount of $186,428 ($162,570 in US dollar and $23,858 in Mexican Pesos). The U.S. dollar loan as well as the Mexican peso loan shall be payable in consecutive semi-annual installments beginning in September 2004 and ending in September 2006 and bearing interest at Libor plus applicable margin. The obligations of the FARCA rank at least pari passu with the other senior unsecured indebtedness.
The average interest rate for the year ended December 31, 2004 was 4.05% for the US dollar portion due 2005 and 4.69% for the dollar portion due 2006, and 10.0% for the Mexican peso portion due 2005 and 10.59% for the Mexican peso portion due 2006.
Interest expense related with the FARCA amounted to $1,961 and $4,040 for the three months ended March 31, 2005 and for the nine months ended December 31, 2005, $4,285 for the year ended December 31, 2004.
Waiver and Amendment to credit agreement-
As of April 18, 2005, KCSM entered into a Waiver and Amendment Agreement. The Waiver and Amendment allowed KCSM to issue the Senior notes due 2012 in a principal amount in excess of the principal amount of Senior discount debentures outstanding and to use the amount of proceeds from the private placement of the Senior notes due 2012 in excess of the principal amount of the Senior discount debentures outstanding to pay accrued and unpaid interest on the Senior discount debentures repurchased or redeemed, pay the fees of the underwriter associated with the issuance of the Senior notes due 2012 and the tender offer for the Senior discount debentures, pay the premium related to the tender offer and to pay certain other expenses relating to the tender offer and the issuance of the Senior notes due 2012.

99-34

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
The Waiver and Amendment also amended the credit agreement to allow KCSM to borrow up to $25.0 million from KCS, on a fully subordinated basis.
(2)	Senior notes due 2007
In June 1997, the Company issued US dollar denominated securities bearing interest semiannually at a fixed rate of 10.25% and maturing on June 15, 2007.
Interest expense related with the senior notes amounted $4,041 and $12,126 for the three months ended March 31, 2005 and for the nine months ended December 31, 2005 respectively, and $16,167 for each one of the years ended December 31, 2004 and 2003.
(3)	Senior discount debentures (“SDD”)
The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,500, and no interest was payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The SDD yield 11.75% fixed rate at semiannual specified date an accreted value, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at a fixed rate of 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of KCSM, in whole or in part, at any time on or after June 15, 2002, at a certain redemption price of 100% starting on June 15, 2004 from and thereafter (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any.
Interest expense related with the SDD amounted $13,699 and $3,222 for the three months ended March 31, 2005 and for the nine months ended December 31, 2005 respectively, and $54,796 for each one of the years ended December 31, 2004 and 2003.
Cash Tender Offer and Concurrent Consent Solicitation, and Call for Redemption.
On April 1, 2005, KCSM commenced a cash tender offer for any and all outstanding $443,500 aggregate principal amount of its 11.75% senior discount debentures due 2009. On April 20, 2005, KCSM accepted for purchase tenders equal to approximately $386,000 principal amount of the senior discount debentures.

99-35

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
The tender offer expired on April 28, 2005. Concurrently with the tender offer, KCSM also solicited consents for amendments to the indenture under which the Senior discount debentures were issued. The consent solicitation expired on April 14, 2005.
KCSM received the requisite consents to amend the indenture for the Senior discount debentures and thereby eliminated substantially all of the restrictive covenants included therein and reduced the minimum prior notice period with respect to a redemption date for outstanding Senior discount debentures from 30 days to 3 days. KCSM called for redemption its outstanding senior discount debentures that were not tendered in KCSM’s tender offer and on April 29, 2005, paid an aggregate of $60.0 million, including principal and interest, to the holders of such Senior discount debentures. Therefore, as of December 31, 2005, there are no Senior discount debentures outstanding.
(4)	Senior notes due 2012
In 2002, KCSM completed a solicitation of consents of holders of 10.25% Senior Notes due 2007 and 11.75% SDD due 2009 senior notes and its debentures to an amendment providing for certain changes to the “Limitation on Restricted Payments”, “Limitation on Indebtedness”, and “Limitation on Liens” covenants in each of the indentures pursuant to which the securities were issued. KCSM obtained the requisite consents and paid a fee of $16,972 to allow it to issue additional $180,000 in new debt and to purchase the call options shares in Grupo TFM held by the Government (see Note 17).
In June, 2002, KCSM issued senior notes for an aggregate principal amount of $180,000. The senior notes are denominated in dollars, bear interest semi-annually at a fixed rate of 12.50% and mature on June 15, 2012. The senior notes are redeemable at KCSM’s option on or after June 15, 2007 and, subject to certain limitations. The senior notes were issued at a discount of $2.5 million, which is being amortized based on the interest method over its term.
Interest expense related to the senior notes due 2012 amounted to $5,915 and $17,744 for the three months ended March 31, 2005 and for the nine months ended December 31, 2005 respectively and $23,659 for each one of the years ended December 31, 2004 and 2003.

99-36

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(5)	Senior notes due 2012
KCSM issued $460,000 principal amount of 9 3/8% senior notes due 2012, or the 9 3/8% notes, in April 2005.
The 9 3/8% Notes are denominated in US dollars, bear interest semiannually at a fixed rate of 9 3/8% and mature on May 1, 2012. The 9 3/8% notes are redeemable, at KCSM’s option, in whole at any time or in part from time to time, on and after May 1, 2009, upon not less than 30 nor more than 60 days notice. Subject to certain conditions, up to 35% of the principal amount of the 9 3/8% notes is redeemable prior to May 1, 2008. In addition, the 9 3/8% notes are redeemable, in whole but not in part, at KCSM’s option at 100% of their principal amount, together with accrued interest, in the event of certain changes in the Mexican withholding tax rate.
In connection with the 9 3/8% notes, on April 19, 2005, KCSM entered into a registration rights agreement with the placement agents engaged in the offering of the 9 3/8% notes, or the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, KCSM agreed, for the benefit of the holders of the 9 3/8% notes, at the cost to KCSM, to use its reasonable best efforts to:
(i)	File a registration statement with respect to a registered offer to exchange the 9 3/8% notes for new exchange notes having terms identical in all material respects to the 9 3/8% notes (except that the exchange notes will not contain transfer restrictions); and

(ii)	Complete the registered exchange offer within 270 days after the closing date of the offering of the 9 3/8% notes of April 19, 2005.
KCSM completed the registered exchange offer on January 13, 2006.
Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the 9 3/8% notes surrendered in exchange therefore or, if no interest has been paid on such 9 3/8% note, from the date of its original issue.

99-37

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)

KCSM incurred and accounted for as transaction costs $11.5 million in consent and professional services fees in connection with the issuance of these notes and is being amortized based on the interest method over the term of the senior notes.

Interest expense related with the Senior notes due 2012 amounted to $31,617, for the nine months ended December 31, 2005.

(6)	2005 KCSM Credit Agreement-

On October 24, 2005, KCSM paid all the outstanding amount of the term loan facility. On October 24, 2005, KCSM entered into a new credit agreement, or the 2005 KCSM Credit Agreement, in an aggregate amount of up to $106,000 with Bank of America, N. A., BBVA Bancomer, S. A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, and the other lenders named in the 2005 KCSM Credit Agreement. Proceeds from the credit facility were used by KCSM to pay all amounts outstanding under the Bridge Loan Agreement, dated September 15, 2005, and all remaining amounts outstanding under the $186.4 million Credit Agreement, dated June 24, 2004. The maturity date for the 2005 KCSM Credit Agreement is October 28, 2008. The 2005 KCSM Credit Agreement contains covenants that restrict or prohibit certain actions, including, but not limited to, KCSM’s ability to incur debt, create or suffer to exist liens, make prepayments of particular debt, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, sell certain assets, and engage in mergers and consolidations or in sale-leaseback transactions. Except for certain circumstances, KCSM’s capital expenditures may not exceed certain amounts for any period of four consecutive fiscal quarters. In addition, KCSM must meet certain consolidated interest coverage ratios, consolidated leverage ratios, and fixed charge coverage ratios. Failure to maintain compliance with covenants would constitute a default. Other events of default include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings, a change of control, and certain adverse judgments or government actions. Any event of default would trigger acceleration of the time for payment of any amounts outstanding under the 2005 KCSM Credit Agreement.

On April 7, 2006 KCSM entered into an Waiver and Amendment (the “2005 Waiver and Amendment”) to the KCSM 2005 Credit Agreement. The KCSM 2005 Credit Agreement was amended to (i) exclude certain payment obligations accrued under two locomotive maintenance agreements and under a track maintenance rehabilitation agreement from the definition of Indebtedness, (ii) eliminate certain minimum and multiple borrowing thresholds for Mexican peso borrowings under the revolving credit facility and (iii) eliminate the reporting requirement to provide unaudited consolidated financial statements for the fourth fiscal quarter. The Waiver and Amendment also waived (iv) certain reporting requirements, including the requirement of KCSM to provide audited consolidated financial statements 90 days after the end of the 2005 fiscal year, provided such reports are delivered by April 30, 2006, and (v) compliance with the Consolidated Leverage Ratio obligations of Section 7.1(c) of the 2005 KCSM Credit Agreement for the four quarters ending December 31, 2005 if compliance therewith was calculated without giving effect to the amendment to the definition of “Indebtedness” in the 2005 Waiver and Amendment, provided that KCSM is in compliance therewith after giving effect to the 2005 Waiver and Amendment.

99-38

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
KCSM incurred and accounted for as transaction costs $1.0 million in consent and professional services fees in connection with the issuance of this new credit agreement and is being amortized based on the interest method over the term of the KCSM credit agreement.
Interest expense related with the 2005 KCSM Credit Agreement amounted to $1,412, for the nine months ended December 31, 2005.
Covenants

The agreements related to the above-mentioned loans include certain affirmative and negative covenants and customary covenants and require KCSM to maintenance certain financial ratios. KCSM and its subsidiary entered into an Waiver and Amendment to the KCSM 2005 Credit Agreement.
Maturity of long-term debt as of December 31, 2005 is as follows:

2005
2007	$150,298
2008	102,440
2009	298
2010	63
2011 and thereafter	638,384

$891,483

(13)	Financial instruments-

Fuel swap contracts

KCSM may occasionally seek to assure itself of more predictable fuel expenses through U.S. fuel swap contracts. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

As a result of the fuel swaps contracts acquired during 2003, the realized gain was $849.

99-39

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
The Company had not acquired any fuel future contracts during 2005 and 2004 therefore, the Company did not have any fuel futures contracts at December 31, 2005 and 2004.

Foreign exchange contracts

The purpose of the Company’s foreign exchange contracts is to limit the risks arising from its peso-denominated monetary assets and liabilities.

The nature and quantity of any hedging transactions will be determined by Management based upon net assets exposure and market conditions.

As of December 31, 2005, the Company had two Mexican peso call options outstanding in the notional amount of $1.2 million and $1.7 million, respectively, based on the average exchange rate of Ps13.00 and 12.50 each one per dollar. These options will expire in September 6 and May 30, 2006, respectively. The premiums paid were $16 and $34, respectively, and were expensed since these contracts did not qualify for hedge accounting.

As of December 31, 2005 and 2004 the Company did not have any outstanding forward contracts.

As of December 31, 2003, the Company had two Mexican peso call options outstanding in the notional amount of $11.8 million and $1.7 million, respectively, based on the exchange rate of Ps13.00 and Ps.12.50 per dollar. These options expired on September 8, and May 29, 2004, respectively. The premiums paid were $250 and $40, respectively.

99-40

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of pesos (Ps), except number of shares)
Foreign currency balances

At December 31, 2005 and 2004 the Company had monetary assets and liabilities denominated in Mexican pesos of Ps1,088 million and Ps549 million and of Ps1,137 million and Ps374 million, respectively. At December 31, 2005 and 2004 the exchange rate was Ps10.73 and Ps11.14 per US dollar, respectively.

(14)	Balances and transactions with related parties-

	2005	2004
Accounts receivable: (1)

Tex Mex Railroad	$1,337	—
Nafta Rail (2)	13,578	—
KCS (4)	20,928	—
KCS — receivable related to Mexrail (3)	—	31,398
Other Grupo TMM’s subsidiaries	—	171

	$35,843	31,569

Accounts payable: (1)

KCS (5)	$12,897	746
Terminal Ferroviaria del Valle de México, S. A. de C. V.	402	3,068
Tex-Mex Railway	—	93

	$13,299	3,907

(1)	The accounts receivable and payable due from or due to related parties were driven by the services disclosed in the transactions with related parties.
(2)	This amount is comprised primarily of a loan receivable denominated in Mexican pesos of Ps138,670 ($13,036), bearing interest at Tasa de Interést Interbancario de Equilibrio (“TIIE”) plus 350 basis points. TIIE is the benchmark for the Mexican interbank money market.
(3)	As of December 31, 2004 this amount represented the price for KCS to acquire the 49% ownership of Mexrail. With the acquisition of Grupo TFM by KCS, the Company has indirect ownership of Grupo TFM’s interest remaining 49% interest, for that reason this amount was reclassified to investment as of December 31, 2005. (see note 1)
(4)	This balance is comprised mainly of severance and relocation reserves of $15.3 million, which did not affect our results.
(5)	During 2005, these balances were affected by capital expenditures of ($3.8) million, which did not affect our results, and other recurring transactions.

The most important transactions with related parties are summarized as follows:

	Successor	Predecessor	Predecessor
	Nine months	Three months
	ended	ended	Year ended December 31,
	December 31,	March 31,
	2005	2005	2004	2003
Transportation revenues	346	—	8,148	13,784
Terminal service	—	—	(10,713)	(8,605)
Car lease	394	(91)	(2,482)	(2,256)
Locomotive and car repair	158	22	123	8
Management fee(a)(b)	—	(312)	(2,500)	(2,500)
Locomotive equipment lease	5,503	—	3,638	2,127
Transition cost	(3,006)	—	—	—
Severance and Relocation	15,300	—	—	—
Capital Expenditures	(3,766)	—	—	—
Administrative and Expatriates	(504)	(768)	—	—
Other	(48)	(2,498)	448	299

The principal services sold by KCSM were general freight and locomotive equipment lease and the principal services received by KCSM were terminal services, care hire and management services. These services are usually negotiated with related parties on a cost-plus basis.

99-41

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(a)	Grupo TMM management services agreement-

The Company and Grupo TMM entered into a management services agreement pursuant to which Grupo TMM provides certain consulting and management services to the Company commencing in May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, Grupo TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

The agreement was terminated on April 1, 2005, upon the consummation of the acquisition by KCS from Grupo TMM of all of its shares of Grupo TFM.

KCS Transportation Company (“KCSTC”) management services agreement-

The Company and KCSTC, a wholly owned subsidiary of KCS, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

The agreement was terminated on April 1, 2005, upon the consummation of the acquisition by KCS from Grupo TMM of all of its shares of Grupo TFM.

Amendments-

On April 30, 2002, KCSM and KCS, as successor in interest through merger with KCSTC, as well as KCSM and Grupo TMM, entered into amendments to the management services agreements that provide for automatic annual renewal of the agreements and compensates KCS and Grupo TMM for their services under the agreements. The amendments state that KCS and Grupo TMM each are entitled to receive management fees equivalent to an annual rate of $1,250,000. The management services agreements are terminable by either party upon 60 days written notice.

99-42

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(15) Accounts payable-

	December 31,
	2005	2004
Suppliers	$61,048	57,169
Car hire	7,894	8,171
Freight charges due other railroads	4,724	31,962
Purchased services	22,931	14,207
Insurance reserve	14,963	4,746
Severance and relocation reserve	9,895	—
Freigh car repairs reserve	5,484	6,728
Other	18,239	7,075

	$145,178	130,058

(16) Other long–term liabilities and deferred credits-

	December 31,
	2005	2004
Fair value adjustment related to unfavorable lease and maintenance contract arising from push down accounting	$54,252	—
Alstom transportes (1)	10,540	13,867
Overhual Alstom	14,600	—
General Electric	6,275	—
Taxes payable (2)	—	9,956
Seniority premium	1,180	1,037
Other	344	344

	$87,191	25,204

(1)	Relates to an account payable due to a track maintenance and rehabilitation agreement net of fair value adjustments arising from purchase accounting.

(2)	Withholding tax payable derived from senior discount debentures due in 2009. (See note 12).

99-43

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(17)	Stockholder’s equity-

After the acquisition by KCS on April 1, 2005 and the VAT/Put Settlement on September 12, 2005, the following table sets forth information as of September 30, 2005, with respect to the ownership of Grupo TFM’s Series A shares, without par value, and Grupo TFM’s Series L shares, without par value:

	Series “A”		Series “L”
Stockholders	A- 1A-2	L
Kara Sub, Inc.*	12,750	10,784,724	—
KCS Investment I, Ltd.*	12,750	10,784,724	—
Caymex Transportation, Inc.*	—	450,499	—
Nafta Rail, S.A de C. V.*	24,500	21,156,420	—
KCSM*	—	—	14,124,435

Total	50,000	43,176,367	14,124,435

SHARES A-1, A-2, L		57,350,802

*	Entities controlled by KCS.
Grupo TFM has two classes of outstanding capital stock: Series A Shares and Series L Shares. Serie A-1 shares, representing the minimum fix portion of the stated capital, and Serie A-2 shares, representing the variable portion of the sated capital. All of the shares of the capital stock of Grupo TFM currently outstanding are fully paid and non-assessable. Series L Shares may represent up to 25.0% of the total amount of the capital stock of Grupo TFM. Series A Shares are common, full-voting and nominative shares of the capital stock, without par value. Series L Shares have limited voting rights, without par value, and may only be representative of the variable portion of the capital stock of Grupo TFM.

99-44

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(18)	Income tax, employee statutory profit sharing, asset tax, and tax loss carryforwards-

Income tax

Current income tax expense represents the amounts expected to be reported on the Company’s income tax return, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities are measured by enacted tax rates that will be in effect when these differences reverse. Valuation allowances are used to reduce deferred tax assets to the amount considered likely to be realized.

Tax Expense-

Income tax provision (benefit) consists of the following components:

	Successor	Predecessor	Predecessor
	Nine months	Three months
	ended	ended
	December 31,	March 31,	Year ended December 31,
	2005	2005	2004	2003

Current
Income Tax	$—	—	7,630	10,763
Tax on Assets	296	—	—	—

Total current	296	—	7,630	10,763
Deferred
Deferred income tax provision (benefit)	(853)	(1,109)	(2,920)	(62,252)

Total deferred	(853)	(1,109)	(2,920)	(62,252)

Total income tax provision (benefit)	(557)	(1,109)	4,710	(51,489)

According to the amendments to the Mexican Income Tax Law in 2004, the income tax rate will decrease one percent per year from 30% starting in 2005 down to 28% in 2007.

99-45

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Deferred Tax in Additional Paid in Capital-

Income tax decrement (increment) to additional paid in capital consists of the following components:

	Successor	Predecessor	Predecessor
	Nine months	Three months
	ended	ended
	December 31,	March 31,	Year ended December 31,
	2005	2005	2004	2003

Total income tax in Additional Paid in Capital	$49,774	—	—	—

Write off of the investment in Mexrail, Inc. Income tax effect due to the deinvestment in Mexrail, Inc. in 2004 that affected balance sheet accounts consists of the following components (in thousands of USD):

	Successor	Predecessor	Predecessor
	Nine months	Three months
	ended	ended
	December 31,	March 31,	Year ended December 31,
	2005	2005	2004	2003

Write off of the investment in Mexrail, Inc.	$—	—	(8,034)	—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2005	2004

Liabilities:
Machinery & Equipment	$57,662	36,140
Concession rights	277,462	239,037

Gross deferred tax liabilities	335,124	275,177

Assets:
Loss carryovers	(435,187)	(443,785)
Inventories and provisions	(50,535)	(30,130)

Gross deferred tax assets	(485,722)	(473,915)

Net deferred tax asset	$(150,598)	(198,738)

99-46

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S.A. DE C.V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Tax Rates-

Differences between the Company’s effective income tax rates and the Mexican income tax statutory rate of 30% are as follows:

	Successor	Predecessor	Predecessor
	Nine months	Three months
	ended	ended
	December 31,	March 31,	Year ended December 31,
	2005	2005	2004	2003

Income tax provision using the Statutory rate in effect	25,614	(237)	(1,735)	(5,866)
Tax effect of:
Inflationary and devaluation components	9,698	1,995	14,925	14,122
Profit sharing	—	—	(1,967)	3,804
Tax indexation of depreciation and amortization	(2,262)	(505)	(17,597)	(89,313)
Net exchange losses	9,782	1,183	7,337	(11,472)
Inflation and remeasurement of loss carryforwards	(12,927)	(3,653)	(25,098)	39,507
Non-deductible expenses	1,101	10	453	1,863
Change in tax rates	(125)	(79)	25,221	(3,398)
Write off of deferred profit sharing	10,105	—	—	—
VAT Settlement	(42,311)	—	—	—
Tax on Assets	296	—	—	—
Other — Net	472	177	3,171	(736)

Income tax provision (benefit)	$(557)	(1,109)	4,710	(51,489)

Effective tax rate	(1)%	141%	(90)%	298%

99-47

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Employees’ Statutory Profit Sharing-

Employees’ Statutory Profit Sharing provision (benefit) consists of the following components:

	Successor	Predecessor	Predecessor
	Nine months
	ended	Three months
	December 31,	ended March 31,	Year ended December 31,
	2005	2005	2004	2003

Deferred Profit Sharing	$41,081	547	(6,556)	(11,528)

Deferred Profit Sharing in Additional Paid in Capital-

Deferred profit sharing decrement (increment) to additional paid in capital consists of the following components:

	Successor	Predecessor	Predecessor
	Nine months
	ended	Three months
	December 31,	ended March 31,	Year ended December 31,
	2005	2005	2004	2003

Total profit sharing in additional paid in capital	$43,596	—	—	—

The profit sharing effects of temporary differences that give rise to significant portions of the deferred profit sharing assets and deferred profit sharing liabilities are as follows:

	2005	2004
Liabilities:
Machinery & Equipment	$23,344	20,293
Concession rights	16,661	76,380

Gross deferred profit sharing liabilities	40,005	96,673

Assets:
Loss carryovers	—	(151,991)
Inventories and provisions	(11,124)	(1,025)

Gross deferred tax assets	(11,124)	(153,016)

Net deferred profit sharing liability (asset)	$28,881	(56,343)

The Company recognizes deferred profit sharing taxes for the 10% profit sharing effect of temporary differences. The Mexican Tax authorities challenged the Company’s calculation of deferred profit sharing in the late 1990’s, but the Company prevailed with a Supreme Court ruling in 1999, followed by a Tax Authority release acknowledging the Company’s ability to continue to calculate profit sharing the way it had been, as well as the Company’s ability to utilize NOL carry forwards in the calculation of Profit Sharing. Due to a technical amendment to the Income Tax Law in 2002, the Mexican Tax Authorities have been able to reassert their earlier objections. As a result of a Supreme Court Ruling in 2005, in which it was determined that the NOL carry forward may not be deducted in the calculation of profit sharing.

99-48

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Asset tax —
The Asset Tax Law establishes a tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. In 2005 there was a net asset tax of $296. There were no asset tax due in 2004 or 2003.
NOL carryforwards —
At December 31, 2005 the Company and its subsidiaries had combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization as shown in the following table:

	Inflation-indexed
Year in which	amounts as of	Year of
loss arose	December 31, 2005	expiration
1997	$72,301	2046
1998	388,312	2046
1999	10,354	2046
2000	182,617	2046
2001	78,654	2046
2002	456,284	2012
2003	330,260	2046
2005	30,049	2046

	$1,548,831

Although the Company has generated book profits, it has incurred tax losses due primarily to the accelerated tax amortization of the concession rights. The Company has recognized a deferred income tax asset for the resulting net operating loss carry forward and may continue to recognize additional amounts in the next few years. Management anticipates that such net operating loss carry forwards will be realized given the long carry forward period (through the year 2046) for amortization of the concession, as well as the fact that the Company except to generate taxable income in the future. The Company’s tax projections take into consideration certain assumptions, some of which are under its control and others which are not. Key assumptions include inflation rates, currency fluctuations and future revenue growth.

99-49

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(19) Commitments and contingencies-
Commitments:
Concession duty —
Under the Concession, the Government has the right to receive a payment from KCSM equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the three months ended March 31, 2005 and for the nine months ended December 31, 2005, and for the years ended, 2004 and 2003 the concession duty expense amounted to $872, $2,985, $3,359 and $3,599, respectively, which was recorded within operating expenses.
Capital lease obligations —
At December 31, 2005 and 2004, the outstanding indebtedness corresponds to two land capital leases for a period of ten years, in which KCSM has the option to purchase at the end of the agreement term.
Locomotives operating leases —
In May 1998, the Company entered into an operating lease agreement for 75 locomotives, which expire over the next 13 years. At the end of the contract’s term the locomotives will be returned to the lessor. Rents under this agreement amounted $3.2 million and $11.2 million for the three months ended March 31, 2005 and for the nine months ended December 31, 2005, respectively, and $14.4 million in 2004 and 2003
Future minimum payments, by year and in the aggregate, under the aforementioned leases as of December 31, 2005, are as follows:

99-50

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)

Year ending December 31,
2006	$14,419
2007	14,419
2008	14,419
2009	14,419
2010 and thereafter	134,464

$192,140

On November 2, 2005 KCSM ended the El-Mo-Mex, Inc. operating lease agreement by a termination of trust agreement in which KCSR and Nafta Rail, S.A de C.V acquired 75 locomotives. Therefore at December 31, 2005 the Company had only 75 locomotives under lease agreement.
This resulted in an additional capital contribution from KCSM’s parent as the holder of the lease of $12.4 million as follows:

Decrease in Property and equipment	$(1.6)
Increase in deferred income tax and deferred profit sharing liabilities- net	(6.7)
Decrease in non current liabilities	20.7
Increase in additional paid in capital	(12.4)

Net adjustment	$—

Railcars operating leases
The Company’s leases certain railcars pursuant to operating lease agreements. The term of the contracts vary between 3 and 15 years. Future minimum rental payments as of December 31, 2005, under these agreements are as follows:

99-51

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)

Year ending December 31,
2006	$38,578
2007	34,465
2008	27,741
2009	22,932
2010 and thereafter	54,792

$178,508

Locomotives maintenance agreements
The Company has entered into two locomotive maintenance agreements, which expire in 2009 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.
Track maintenance and rehabilitation agreement
In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provides both routine maintenance and major rehabilitation to the Celaya — Lázaro Cárdenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expenses amounted to $0.8 for the three months ended March 31, 2005, $2.6 for the nine months ended December 31, 2005, $3.4 million in 2004 and $3.4 million in 2003. Under this agreement, the Company estimates receiving future services totaling $23 million in the following 6 years.

99-52

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
Contingencies:
(a) Value added tax (“VAT”) lawsuit-
The VAT lawsuit (“VAT Claim”) arose out of the Mexican Federal Treasury’s delivery of a VAT credit certificate to a Mexican governmental agency rather than to KCSM in 1997. The face value of the VAT credit at issue is 2,111,111,790 Mexican pesos or approximately $196.0 million in US dollars, based on current exchange rates. The amount of the VAT refund will, in accordance with Mexican law, reflect the face value of the VAT credit adjusted for inflation and interest from 1997.
Under the terms of the January 31, 1997 share purchase agreement through which Grupo TFM agreed to purchase the shares of KCSM, as amended by the parties on June 9, 1997 (the “KCSM Share Purchase Agreement”), the Mexican government has the right to compel the purchase of its 20% interest in KCSM (referred to as the “Put”) by Grupo TFM following its compliance with the terms and conditions of the KCSM Share Purchase Agreement. Upon exercise of the put in accordance with the terms of the KCSM Share Purchase Agreement, Grupo TFM would be obligated to purchase the KCSM capital stock at the initial share price paid by Grupo TFM adjusted for interest and inflation.
On September 12, 2005, we, Grupo TFM, and KCS, along with Grupo TMM, entered into a settlement agreement with the Mexican government resolving and terminating the controversies and disputes between the companies and the Mexican government concerning the payment of the value added tax, or VAT, refund to us derived from the privatization, and the purchase of the remaining shares of us owned by the Mexican government. As a result of this settlement, KCS and its subsidiaries now own 100% of Grupo TFM and us, and the Mexican government’s remaining 20% ownership interest in us has been eliminated; the potential obligation of KCS, Grupo TFM and Grupo TMM to acquire the Mexican government’s remaining 20% interest in us, has been eliminated; and the legal obligation of the Mexican government to issue the VAT refund to us has been satisfied.

99-53

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
There were no cash payments made by any party under the settlement agreement. In addition, the parties have entered into mutual releases of all existing and potential claims relating to the VAT refund and the put litigation, and have dismissed all of the existing litigation between the parties.
(b)   Ferrocarril Mexicano, S. A. de C. V. (“Ferromex”) disputes-

Disputes Relating to Payments for the use of Trackage and Haulage Rights and Interline Services. KCSM and Ferrocarril Mexicano, S.A. de C.V. (“Ferromex”) both initiated administrative proceedings seeking a determination by the Secretaria de Comunicaciones y Transportes (“Secretaria of Communications and Transports” or “SCT”) of the rates that we should pay each other in connection with the use of trackage and haulage rights and interline and terminal services. The SCT, on March 13, 2002, issued a ruling setting the rates for trackage and haulage rights. On August 5, 2002, the SCT issued a ruling setting the rates for interline and terminal services. KCSM and Ferromex appealed both rulings and, following trial and appellate court decisions, the Mexican Supreme Court on February 24, 2006, in a ruling from the bench, sustained KCSM’s appeal of the SCT’s trackage and haulage rights ruling, vacating the ruling and ordering the SCT to issue a new ruling consistent with the Court’s opinion. KCSM has not yet received the written opinion of the Mexican Supreme Court relating to the decision announced on February 24, 2006, nor has the Mexican Supreme Court decided the interline and terminal services appeal. We believe that even if the rates set in 2002 become effective, there will be no material adverse effect on our results of operation.

Disputes Relating to the Exercise of Trackage Rights. KCSM and Ferromex are also parties to various civil cases involving disputes over the application and proper interpretation of the mandatory trackage rights, none of which we believe to be material individually or in the aggregate.

99-54

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)

Disputes Relating to the Scope of the Mandatory Trackage Rights. In August 2002, the SCT issued rulings determining Ferromex’s trackage rights in Monterrey and KCSM’s trackage rights in Altamira. KCSM and Ferromex both appealed the SCT’s rulings. At the administrative federal court level, KCSM obtained favorable rulings in both cases. Ferromex appealed these rulings. In connection with the Altamira proceedings, on August 10, 2005, an appellate court granted Ferromex’s appeal and ordered the Administrative Federal Court determined to vacate its prior resolution and issue a new resolution declaring as null and void the SCT’s determination that KCSM’s trackage rights should include access to the Port of Altamira. In connection with the Monterrey proceedings, the case was remanded to the Administrative Federal Court with instructions to consider additional arguments before issuing its ruling. KCSM is still awaiting that ruling, but do not expect that ruling would have a material adverse effect upon our results of operations.

99-55

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(c) 1997 tax audit summary-
KCSM was served on January 20, 2004 with an official letter notifying KCSM of the Mexican government’s preliminary findings and conclusions arising from its tax audit of KCSM’s 1997 tax returns (“Tax Audit Summary”). In the Tax Audit Summary, the Mexican government notified KCSM of its preliminary conclusion that the documentation provided by KCSM in support of the VAT refund claim and depreciation of the KCSM concession title, and the assets reported on KCSM’s 1997 tax return do not comply with the formalities required by the applicable tax legislation. In addition, the Mexican government attached the Special Certificate pending resolution of the audit. KCSM has, within the time allowed by the Tax Audit Summary, contested the conclusions of the Mexican tax authorities. On March 16, 2005, KCSM was notified by the Mexican Fiscal Administration Service (“Servicio de Administracion Tributaria” or the “SAT”) that it had finished its audit of KCSM’s 1997 tax returns. In the notice, the SAT affirmed its preliminary findings described above and continued the attachment of the Special Certificate. The SAT failed to assess taxes or penalties within the time allowed by law, rendering the tax audit null, void and without any legal effect.
The SAT failed to assess taxes or penalties within the time allowed by law, rendering the tax audit null, void and without any legal effect.

99-56

GRUPO TRANSPORTACION FERROVIARIA
MEXICANA, S. A. DE C. V. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts in thousands of US dollars ($) or thousands of Mexican pesos (Ps), except number of shares)
(d)  SCT Sanction Proceeding
On April 6, 2006 and April 7, 2006, the SCT initiated sanction proceedings against us, arguing that KCSM failed in the years 2004 and 2005 to make the capital investments projected under the five year plan filed with the SCT. KCSM must answer the SCT’s letter of April 6th before May 2, 2006, and the letter of April 7th by May 4, 2006. In each case KCSM anticipates providing the SCT with arguments explaining the Company’s capital investment program and arguing that it is not appropriate for the SCT to sanction the Company. KCSM believes that even if the threatened SCT sanctions become effective, there will be no material adverse effect on KCSM.
(e)  Other-
We are a party to various other legal proceedings and administrative actions arising in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding or administrative action, in management’s opinion, such proceedings and actions should not, either individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

99-57